Exhibit 99.1


                                November 25, 2003

To Our Valued Shareholders:

As we enter into this holiday season, we wish to bring greetings to you and your loved ones. We hope this season finds you well in health and spirit.

Enclosed with this letter is our recent press release announcing our third quarter and year to date performance as of September 30, 2003. Let us share with you some key facts regarding our performance in 2003:

o As of September 30, 2003 our total assets grew by 18% over the past year to $290 million putting us in line to beat our announced goal of reaching $300 million by year end. Moreover, total loans, earning assets and total deposits similarly experienced important growth justifying our optimism that the Company is well positioned for increased profitability. This is not a meaningless achievement; as we spread our costs over more assets, the benefits will drop straight to the bottom line. As shareholders you should be the winners.

o On September 2, 2003, we opened a new branch in Downtown Sacramento. By the end of October, the Branch had already exceeded its year end deposit goals.

o Bank of Lodi's deposit growth rate during the past 12 months exceeded the market growth rate in each and every one of the markets in which it operates as reflected in the FDIC Summary of Deposits Report reports as of June 30, 2003.

o While net income for the nine months ending September 30, 2003 totaled $892,000 (a decline of $198,000 from the prior year), our income from continuing operations has increased. Net interest income for the period grew by $433,000 but non-recurring items detailed in the press release (such as gains from sales of securities and expenses related to dissident directors) have resulted in an unfavorable comparison. The enclosed release provides the details of these figures.

All of this has been achieved in the face of the drumbeat of bad publicity intentionally generated by three dissident directors who have used their falsehoods, half-truths and innuendo to create a series of negative articles in the press, including one in the Sacramento Bee at the very moment Bank of Lodi launched our new branch there. This is the very branch that they voted in favor of as Board members. As shareholders you should consider the following: how do they think that they are helping to create shareholder value by attacking the Bank's good name in the Sacramento press as it invests capital in the vital strategic market which they voted to support? Just think of where our Company could be without their interference.

Thus, we are compelled to express our thoughts and feelings about the harm being caused by these three dissident directors who recently sent you a letter full of misrepresentations:

     o The dissidents claim the Company's Strategic Plan is not working; we adamantly disagree. The Plan is moving us closer to the profitability and value that we all expect from the Company. But we hasten to remind you that this Strategic Plan was fully considered and adopted by the full Board, including the three dissident directors. Now, after voting in favor of the Plan, they are harming Bank of Lodi with their deliberate misrepresentations.

     o They falsely claim that an independent compensation study has not been done since early 2002 or if one has been done, it was not communicated to the full Board of Directors. How deceitful is this? Well, the most recent independent study was presented to the Bank of Lodi Compensation Committee (comprised of independent directors) at its meeting held on February 19, 2003 at which dissident director Kevin Van Steenberge was present (and it was Van Steenberge who later made the motion for the full Board to approve the minutes of that Committee meeting).

     o They grossly distort Leon Zimmerman's annual compensation using the figure of $1 million to inflame shareholders. Leon's salary, stock option and other benefits are disclosed in the Company's annual proxy in conformity with the SEC's rules and regulations for all to see (just click on the link to 1st Financial Bancorp at www.bankoflodi.com). Again, the level of deceit in their letter is well known to director Van Steenberge who attended the Board's Compensation Committee meeting and reviewed the independent report prepared by a highly regarded independent community bank compensation consulting firm which was presented to the Committee.

     o The dissidents disagree with the granting of options to the Bank's Board and some newly hired Bank officers. In fact these options were granted in accordance with a Board approved compensation program that was voted on by the Board in February 2000 (including dissident directors Anagnos and Coldani). Under the Plan, outside directors receive option grants every three years, the first grant occurring in May 2000 when dissident director Coldani made the initial motion to grant options to himself and the other outside directors. The dissidents continue their lies by saying that options were granted to Executive Management which simply is not true (and they were all three in attendance at the meeting).

While we can sympathize with the confusion that you may feel based on the barrage of falsehoods from these dissidents, we only ask that you regard them for what they are: troublemakers with a hidden agenda and no regard for good corporate governance or for the truth. We are convinced that you will see through all of this as you examine the facts (and not the hysteria that they produce). We welcome your questions and feedback.

First Financial Bancorp and Bank of Lodi are continuing to succeed in achieving their objectives. We are dedicated to making this Company more profitable and the Bank "Simply A Better Bank."

Sincerely,



/s/ Leon Zimmerman                          /s/ Benjamin R. Goehring
------------------                          ------------------------
Leon Zimmerman                              Benjamin R. Goehring
President and CEO                           Chairman of the Board
leon.z@bankoflodi.com                       ben.g@bankoflodi.com


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In  addition  to   historical   information,   this  letter   includes   certain
forward-looking statements regarding events and trends which may affect the Company's future results. We accept no obligation to update these statements. Many factors could affect the future results and cause results to differ materially. The statements in this release are not guarantees of future performance. Such risks and uncertainties include those related to the economic environment, particularly in the areas where Bank of Lodi operates, competitive products and pricing, general interest rate changes and the fiscal and monetary policies of the US Government, credit risk management, regulatory actions, and other risks and uncertainties discussed from time to time in First Financial Bancorp's public securities filing.
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